Exhibit 5.1

February 13, 2006

ISTA Pharmaceuticals, Inc.

15295 Alton Parkway

Irvine, CA 92618

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by ISTA Pharmaceuticals, Inc. (the “Company”) with the Securities and Exchange Commission on or about February 13, 2006 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an additional 20,000 shares of Common Stock reserved for issuance under the Company’s 2000 Employee Stock Purchase Plan, as amended (the “Plan”).

We have examined the proceedings heretofore taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of such Common Stock under the Plan.

It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH a Professional Corporation

/s/ Stradling Yocca Carlson & Rauth